UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2016

CALAVO GROWERS, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-33385	33-0945304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California 93060

(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (805) 525-1245

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 3, 2016, Calavo Growers, Inc. (the “Company”) entered into an Agreement to Sell and Purchase and Escrow Instructions (the “Agreement”) with Fresh Foods, LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Company will purchase from the Seller certain real property, consisting of land, a refrigerated building and select production and office equipment located at 1730 Eastridge Avenue, Riverside, California (collectively, the “Property”).

Subject to adjustments and prorations as provided for in the Agreement, the purchase price for the Property will be approximately $20.0 million. The Company has deposited $0.3 million pursuant to the Agreement. The Agreement contains customary representations and warranties, covenants, closing conditions and termination provisions. The Agreement contemplates a buyer due diligence period that would lead to a closing date on or before October 22, 2016 unless the Company elects not to proceed with the purchase of the Property on or prior to such date. The Company’s wholly owned subsidiary Renaissance Foods Group LLC (RFG) intends to operate the refrigerated facility as part of its network of USDA and organic certified fresh food facilities strategically located across the US. The Company expects to pay for all costs associated with the Property with cash on hand and available credit facilities.

The preceding summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended on July 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
August 9, 2016
	By:	/s/ Lecil E. Cole
Lecil E. Cole
Chairman of the Board of Directors, Chief Executive Officer
(Principal Executive Officer)